Deckers Outdoor Corporation Reports Financial Results For The Three Month Transition Period Ended March 31, 2014

Three Month Transition Period Net Sales Increased 11.7% to $294.7 Million led by the UGG® Brand

Direct-to-Consumer Comparable Sales Increased 16.9% Over the Same Period a Year Ago

Company Reports Three Month Transition Period Diluted Loss Per Share of $(0.08)

Company Announces Improved Financial Outlook

GOLETA, Calif., April 24, 2014 /PRNewswire/ -- Deckers Outdoor Corporation (NASDAQ: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel and accessories, today announced financial results for the three month transition period ended March 31, 2014. Please note the Company recently changed its fiscal year from December 31 to March 31, and, as a result, throughout this press release, we refer to the three month period ended March 31, 2014 as the transition period.

Three Month Transition Period 2014 Review

  Net sales increased 11.7% to $294.7 million compared to $263.8 million for the same period last year.
  Gross margin improved 210 basis points to 48.9% compared to 46.8% for the same period last year.
  Diluted loss per share was $(0.08) compared to an earnings per share of $0.03 for the same period last year.
  UGGâ brand sales increased 15.8% to $197.6 million compared to $170.6 million for the same period last year.
  Tevaâ brand sales decreased 9.2% to $46.8 million compared to $51.6 million for the same period last year.
  Sanukâ brand sales decreased 0.8% to $30.7 million compared to $30.9 million for the same period last year.
  Direct-to-Consumer comparable sales, which include worldwide retail same store sales and worldwide comparable E-Commerce sales, increased 16.9% over the same period last year.
  Retail sales increased 26.1% to $80.1 million compared to $63.6 million for the same period last year; same store sales increased 4.0% for the thirteen weeks ended March 30, 2014 compared to the thirteen weeks ended March 31, 2013.
  E-Commerce sales increased 45.0% to $38.6 million compared to $26.6 million for the same period last year.
  Domestic sales increased 8.5% to $198.3 million compared to $182.7 million for the same period last year.
  International sales increased 18.9% to $96.4 million compared to $81.1 million for the same period last year.

"The strength of our business early in the new calendar year underscores the power of our brand portfolio and the successful execution of our consumer centric growth strategy," commented Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. "We believe that our diversified spring product offerings from the UGG, Teva, Sanuk and HOKA brands are resonating with a broader global audience. At the same time, we believe that our enhanced Omni-Channel capabilities are helping fuel increased demand across our wholesale and Direct-to-Consumer distribution channels. Our current momentum combined with our strong fall order book give us a heightened degree of optimism about our future prospects. We are confident we are making the right investments in our brands and operating platform to drive sustainable sales and earnings growth over the long-term."

Division Summary

UGG Brand

UGG brand net sales for the transition period increased 15.8% to $197.6 million compared to $170.6 million for the same period last year. The increase in sales was driven by sales gains across all primary channels, including an increase in global E-Commerce sales, the sales contribution from new retail store openings and an increase in same store sales, and higher domestic wholesale sales.

Teva Brand

Teva brand net sales for the transition period decreased 9.2% to $46.8 million compared to $51.6 million for the same period last year. The decrease in sales was primarily attributable to lower domestic wholesale sales.

Sanuk Brand

Sanuk brand net sales for the transition period decreased 0.8% to $30.7 million compared to $30.9 million for the same period last year. The decrease in sales was primarily attributable to lower international distributor sales, partially offset by an increase in domestic wholesale, retail and E-Commerce sales.

Other Brands

Combined net sales of the Company's other brands increased 84.3% to $19.6 million for the transition period compared to $10.6 million for the same period last year. The increase was primarily attributable to a $8.2 million increase in sales for the HOKA ONE ONEâ brand compared to the same period last year.

Retail Stores

Sales for the global retail store business, which are included in the brand sales numbers above, increased 26.1% to $80.1 million for the transition period compared to $63.6 million for the same period last year. This increase was driven by 42 new stores opened after the first quarter of 2013 and by a same store sales increase of 4.0% for the thirteen weeks ended March 30, 2014 compared to the thirteen weeks ended March 31, 2013.

E-Commerce

Sales for the global E-Commerce business, which are included in the brand sales numbers above, increased 45.0% to $38.6 million for the transition period compared to $26.6 million for the same period last year. The sales increase was driven primarily by strong domestic and international sales for the UGG brand, increased domestic sales of the Sanuk and Teva brands, plus the domestic launch of the HOKA ONE ONE brand website and the addition of new international E-Commerce websites.

Balance Sheet

At March 31, 2014, cash and cash equivalents were $245.1 million compared to $64.6 million at March 31, 2013. The Company had $6.7 million in outstanding borrowings under its credit facility at March 31, 2014 compared to $10.0 million at March 31, 2013. The increase in cash and cash equivalents and the decrease in outstanding borrowings are primarily attributable to cash provided by operations and improved inventories, partially offset by $85.4 million of cash payments for capital assets primarily related to retail expansion, the Company's new headquarters facility and the Moreno Valley distribution center.

Inventories at March 31, 2014 decreased 17.7% to $211.5 million from $257.1 million at March 31, 2013. By brand, UGG inventory decreased 25.6% to $150.0 million at March 31, 2014, Teva inventory increased 9.1% to $34.2 million at March 31, 2014, Sanuk inventory decreased 12.0% to $13.3 million at March 31, 2014, and the other brands' inventory increased 53.3% to $14.0 million at March 31, 2014.

Zohar Ziv Retirement

The Company today announced that Zohar Ziv will retire as Chief Operating Officer after over 8 years with the company. In order to facilitate a smooth transition which is expected to be concluded by the end of the year, Mr. Ziv is expected to stay until his successor is named. The Company is commencing a search for his successor.

"I want to thank Zohar for his many years of service to Deckers," commented Mr. Martinez. "His contributions to the development of our international operations, world class supply chain and infrastructure are numerous. More importantly, his influence on shaping our strong corporate culture is immeasurable. Personally, he has been a tremendous friend and trusted advisor since he joined the company eight years ago. I look forward to maintaining our close ties and continuing to benefit from his sage guidance."

Mr. Ziv said, "My time at Deckers has been the most rewarding period of my career. I am extremely proud of the terrific people I've worked with and everything we've accomplished over the past several years. I'm very confident that the company is well positioned for continued success. I look forward to watching the company continue its expansion as I pursue personal interests and spend more time with my family."

Transfer of Listing to the New York Stock Exchange

The Company is announcing that it will be transferring the listing of its common stock to the New York Stock Exchange from the NASDAQ Global Select Market. After careful consideration and deliberation, the Board of Directors of the Company determined that the proposed transfer of Deckers' common stock listing to the NYSE would be in the best interests of its stockholders, customers and partners. The Company expects that its common stock will begin trading on the NYSE on or about May 5, 2014, under its current ticker symbol, "DECK". The Company will continue to trade on NASDAQ under the symbol "DECK" until the transfer is completed.

Full Fiscal Year 2015 Outlook for the Twelve Month Period Ending March 31, 2015

  Based upon current visibility, the Company expects fiscal year 2015 revenues to increase approximately 13.0% over the twelve month period ended March 31, 2014.
  The Company expects fiscal year 2015 diluted earnings per share to increase approximately 13.5% over the twelve month period ended March 31, 2014.  This guidance assumes a gross profit margin of approximately 49.4% and an operating margin of approximately 13.0%.
  The Company expects fiscal year 2015 SG&A expenses as a percentage of sales to be approximately 36.4%.  Among other items, these expenses include increased marketing and supply chain costs, investments in IT infrastructure, expenses related to management reorganization, and operating costs associated with opening new stores in 2013 and 2014.
  The Company expects fiscal year 2015 UGG brand revenues to increase approximately 11% over the twelve month period ended March 31, 2014.
  The Company expects fiscal year 2015 Teva brand revenues to increase approximately 11% over the twelve month period ended March 31, 2014.
  The Company expects fiscal year 2015 Sanuk brand revenues to increase approximately 15% over the twelve month period ended March 31, 2014.
  Combined fiscal year 2015 net sales of the Company's other brands are expected to be approximately $82.0 million compared to $48.6 million for the twelve month period ended March 31, 2014.
  Fiscal year 2015 guidance also assumes that the Company's effective tax rate will be approximately 29.0%.

First Quarter Fiscal Year 2015 Outlook for the Three Month Period Ending June 30, 2014

  The Company currently expects first quarter 2015 revenues to increase approximately 12.0% over the three month period ended June 30, 2013 calendar year levels, and expects to report a first quarter fiscal year 2015 diluted loss per share of approximately $(1.33) compared to a diluted loss per share of $(0.85) reported for the three month period ended June 30, 2013.
  As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter.  This includes the costs associated with the 28 new stores that were not open until the second half of 2013.  Therefore, we expect our earnings to decline in the first half of calendar 2014 as compared to the first half of 2013, which are typically our lowest volume sales quarters.  We expect the majority of our earnings increase in fiscal year 2015 to come in the second and third quarters – the three month periods ending September 30, 2014 and December 31, 2014 with the breakdown between those two periods to be similar to last year.

Conference Call Information and Prepared Chief Financial Officer (CFO) Remarks

The Company's conference call to review the results for the three month transition period ended March 31, 2014 will be broadcast live today, Thursday, April 24, 2014 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the "Investors Information" tab and then clicking on the microphone icon on the right side of the screen. In combination with this press release, the Company is providing prepared remarks by its CFO, Tom George, in the investor relations section on the Company's website at www.deckers.com. These remarks are offered to provide the investment community with additional background on the Company's financial results prior to the start of the conference call.

About the Company

Deckers Outdoor Corporation is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG® Australia, Teva®, Sanuk®, TSUBO®, Ahnu®, MOZO®, and HOKA ONE ONE®. Deckers Outdoor products are sold in more than 50 countries and territories through select department and specialty stores, 120 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Outdoor has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements regarding our future financial performance and business strategies, are forward-looking statements. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan", "predict", "should," "will," and similar expressions, or the negative of these expressions, as they relate to us, our management and our industry, to identify forward-looking statements. We have based our forward-looking statements on our current expectations and projections about trends affecting our business and industry and other future events. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. As a result, actual results may differ materially from the results stated in or implied by our forward-looking statements. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements include, but are not limited to: changes in economic or market conditions; the financial success of our customers and the risk of losing one or more of our key customers; our ability to adequately protect our intellectual property rights and deter counterfeiting; the sensitivity of our sales to seasonality and the effect of weather conditions; the quality and price of raw materials, most notably sheepskin; our ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; our ability to successfully implement our growth strategies, including enhancing the position of our brands and expanding our distribution channels; the impairment of our goodwill and other intangible assets; our dependence on independent manufacturers located outside of the U.S., and the challenge of maintaining a continuous supply of quality finished goods; risks of conducting business outside the U.S., including foreign currency and global liquidity risks; our ability to protect sensitive customer and company information and prevent the failure or interruption of key business processes; our ability to attract and retain key personnel; the loss of our warehouses; the international markets in which we sell our products are subject to a variety of laws and political and economic risks; risks related to international trade, import regulations and security procedures, liquidity and market risks for our cash and cash equivalents; risks associated with our revolving credit facility, including negative covenants that may restrict our ability to take certain actions; tax laws applicable to our business are very complicated and we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; the effect of existing and future litigation on our business; the risks associated with the storage and transmission of sensitive customer or company information; and the volatility of the price of our common stock. Certain of these risks and uncertainties are more fully described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which we filed with the Securities and Exchange Commission, or the SEC, on March 3, 2014, as well as in our other filings with the SEC. In addition, actual results may differ as a result of additional risks and uncertainties of which we are currently unaware or which we do not currently view as material to our business.

You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. You should read this press release with the understanding that our future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements and we expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of the NASDAQ Stock Market or the New York Stock Exchange, as applicable.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	December 31,
Assets	2014	2013

Current assets:
Cash and cash equivalents	$245,088	237,125
Trade accounts receivable, net	106,199	184,013
Inventories	211,519	260,791
Prepaid expenses	12,067	14,980
Other current assets	27,118	112,514
Deferred tax assets	21,871	19,881
Total current assets	623,862	829,304

Property and equipment, net	184,570	174,066
Goodwill	127,934	128,725
Other intangible assets, net	91,411	93,278
Deferred tax assets	17,062	15,751
Other assets	19,365	18,605

Total assets	$1,064,204	1,259,729

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$6,702	9,728
Trade accounts payable	76,139	151,037
Accrued payroll	22,927	35,725
Other accrued expenses	11,624	45,301
Income taxes payable	2,908	49,453
Value added tax (VAT) payable	1,915	29,274
Total current liabilities	122,215	320,518

Long-term liabilities	53,140	51,092

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	346	346
Additional paid-in capital	146,731	143,916
Retained earnings	743,815	746,500
Accumulated other comprehensive loss	(2,043)	(2,643)
Total stockholders' equity	888,849	888,119

Total liabilities and equity	$1,064,204	1,259,729

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive (Loss) Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended
	March 31,
	2014	2013

Net sales	$294,716	263,760
Cost of sales	150,456	140,201
Gross profit	144,260	123,559

Selling, general and administrative expenses	144,668	120,907
(Loss) income from operations	(408)	2,652

Other expense, net	334	142
(Loss) income before income taxes	(742)	2,510

Income tax expense	1,943	1,503
Net (loss) income	(2,685)	1,007

Other comprehensive income (loss), net of tax
Unrealized (loss) gain on foreign currency hedging	(273)	1,530
Foreign currency translation adjustment	873	(674)
Total other comprehensive income	600	856
Comprehensive (loss) income	$(2,085)	1,863

Net (loss) income per share:
Basic	$(0.08)	0.03
Diluted	$(0.08)	0.03

Weighted-average common shares outstanding:
Basic	34,621	34,404
Diluted	34,621	34,788

CONTACT: Linda Pazin, VP, Investor Relations & Communications, (805) 967-7611, or Investor Relations: Brendon Frey, ICR, (203) 682-8200